EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-31275, 333-65331, 333-69669, 333-69663, 333-69659, 333-86475, 333-88311, 333-88307, 333-88309, 333-31702, 333-44226, 333-66396, 333-69456, 333-69458, 333-70916, 333-104236 and 333-117486 on Form S-3 and Registration Statement Nos. 333-40969, 333-38920, 333-38922, 333-70902 and 333-119044 on Form S-8 of our reports dated February 28, 2006, relating to the financial statements and the financial statement schedule of CardioDynamics International Corporation and management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of CardioDynamics International Corporation, appearing in this Annual Report on Form 10-K of CardioDynamics International Corporation for the year ended November 30, 2005.

/s/ Mayer Hoffman McCann P.C.

San Diego, California

February 28, 2006